Exhibit 99.1

News Release	Corporate Communications 262 N. University Ave. Farmington, UT 84025	Phone: 801-447-3000

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-447-3035	Phone: 801-447-3168
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces FY18 Second Quarter Operating Results

Vista Outdoor Revises FY18 Financial Guidance

Vista Outdoor Announces Intention to Divest Brands within Sports Protection Business

Vista Outdoor Announces Leadership Changes in Shooting Sports

Vista Outdoor Announces Intangible Asset Impairment Charge

Farmington, Utah, November 9, 2017 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the second quarter of its Fiscal Year 2018 (FY18), which ended on October 1, 2017. The company also announced that its Board of Directors has named Michael Callahan to serve as chairman.

"I am honored to be elected chairman of Vista Outdoor," said Callahan. "I am optimistic about the future, and the board is impressed with how quickly our new CEO Chris Metz has wrapped his mind around the business. His strategic, savvy and decisive approach is exactly the right leadership the company needs to realize the full potential of our diverse portfolio of iconic brands."
"I am excited to combine my passion for these brands and this industry with my professional experience and deep background in consumer products," said Vista Outdoor Chief Executive Officer Chris Metz. "While I’ve only been here a short time, I realize we have much to do: we must make significant changes, act decisively, and move quickly to reposition and stabilize the company. We will take an aggressive position on profit improvement through both margin expansion and cost reductions across all areas of the core business.
"We’re in the process of completing a portfolio review of our brands, and we will divest assets where we see the potential to unlock shareholder value. As a first outcome of this process, we are announcing our intention to sell the Bollé, Serengeti and Cébé brands in the Sports Protection business. These brands were acquired as part of the Bushnell transaction in 2013 and focus primarily on fashion, prescription and safety eyewear, which are areas that we have determined are not core to our business. The sale of these brands is expected to take place over the next few quarters.
"To allow our business leaders to drive changes faster and have clear line of sight to the goals at hand, I have decided to eliminate the Shooting Sports segment president position," said Metz.
With this restructuring, Shooting Sports President Bob Keller will leave the company on November 17, 2017.

"I want to thank Bob for his leadership and his many contributions to the company, and I wish him well in his future endeavors," said Metz.
Upon Keller’s departure, Al Kasper, President of Firearms, and Jason Vanderbrink, President of Ammunition, will report directly to Metz, as leaders within the Shooting Sports Segment. Kasper currently leads Firearms for the company. He joined Savage Arms in 1996 as chief financial officer and became its president and chief operating officer in 2001. Vanderbrink has served as Vista Outdoor’s senior vice president of sales since January 2017 and will also continue to serve in the sales role as the company evaluates its organizational structure for sales, marketing and product development. He joined Vista Outdoor in 2005 and has 17 years of extensive experience in the outdoor recreation and shooting sports industries.
"Al’s tenure with the company and insights into the firearms industry make him ideal for this position. Jason has a proven history of strategic leadership at Vista Outdoor, and has strong customer relationships and market knowledge within the ammunition industry. I have confidence in both of these fine leaders and look forward to working with them as they deploy their capabilities across these critical roles."
For the second quarter ended October 1, 2017:

•	Sales were $587 million, down 14 percent from the prior-year quarter, including $12 million of additional sales from the acquisition of Camp Chef. Sales were down 16 percent on an organic basis.

•
Gross profit was $139 million, down 25 percent from the prior-year quarter. This includes $3 million of additional gross profit from the Camp Chef acquisition, offset by a 27 percent decrease in organic gross profit.

•
Operating expenses were $266 million, compared to $81 million in the prior-year quarter. This $185 million difference was primarily due to a $152 million goodwill and intangibles impairment in the current period, partially offset by a $30 million acquisition settlement gain in the prior-year period.

•	Fully diluted earnings per share (EPS) was $(2.01), compared to $1.22 in the prior-year quarter. Adjusted EPS was $0.34, compared to $0.74 in the prior-year quarter.

•
Cash flow provided by operating activities year to date was $109 million, compared to $10 million in the prior-year period. Year-to-date free cash flow generation was $77 million, compared to free cash flow use of $48 million in the prior-year period, primarily driven by inventory reduction initiatives.

"During the second quarter, the competitive environment in ammunition, firearms and shooting-related accessories continued to impact our business," said Vista Outdoor Chief Financial Officer Stephen Nolan. "Ongoing promotional activity combined with high inventory trends in our wholesale channels contributed to a challenging quarter. The company remains focused on cost-savings initiatives and working capital improvements. I'm pleased with the significant reductions to company inventory levels we have made, both year over year and sequentially. We just completed another workforce reduction to better align production with demand. The company generated cash at a level that is higher than our historic average, and we continue to build out our e-commerce strategy and invest in new, innovative products."
Please see the tables in the press release for a reconciliation of non-GAAP adjusted gross profit, operating profit, tax rate, fully diluted earnings per share, and free cash flow to the comparable GAAP measures.

Outlook for Fiscal Year 2018

"During the quarter we recorded an impairment of intangible assets of $152 million in our Outdoor Products segment, with $75 million related to our Sports Protection business and $77 million related to our Hunting and Shooting Accessories business," said Nolan. "The impairment was triggered by increased downward pressure on sales and margins as a result of challenging market conditions that have persisted longer than previously expected. These challenging market conditions have been exacerbated by additional customer bankruptcies and consolidations. We continue to see high channel inventories for our Hunting and Shooting Accessories business. We expect these inventory levels will take the remainder of the fiscal year to work through, and will continue to put pressure on sales and margins. Our Sports Protection business has been impacted by the ongoing challenges facing the cycling industry broadly and by reduced retail space for our products.

"The market contraction and competitive environment I mentioned earlier will have more of an impact in the second half of the year than it did in the first half, including the full impact of the ammunition pricing action, which we took in the first and second quarters. While we have taken actions to reduce costs, these initiatives have been more than offset by persisting market conditions. As a result, we are revising our FY18 financial guidance for the year."

Vista Outdoor revised its FY18 financial guidance. The company expects:

•	Sales in a range of $2.24 billion to $2.26 billion.

•	An adjusted tax rate of approximately 25 percent.

•	Adjusted EPS in a range of $0.50 to $0.60.

•	Capital expenditures of approximately $65 million.

•	Free cash flow in a range of $155 million to $175 million.

•	Interest expense remains unchanged at approximately $50 million.

The guidance above does not include the impact of any future strategic acquisitions, divestitures, investments, business combinations or other significant transactions, nor the impact of transition expenses for already-completed acquisitions.

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its second quarter FY18 financial results on November 9, 2017, at 9 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations." For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call. The telephone number for the recorded call is 719-457-0820, and the confirmation code is 8570212.

Reconciliation of Non-GAAP Financial Measures

Gross Profit, Operating Profit, and Earnings Per Share

The adjusted gross profit, operating expenses, operating profit (adjusted EBIT), adjusted tax rate, and adjusted earnings per share (adjusted EPS) presented below are non-GAAP financial measures. Vista Outdoor defines these measures as gross profit, operating profit (EBIT), tax rate, and EPS excluding, where applicable, the impact of costs incurred for current and possible contingent consideration, transactions, CEO transition costs, goodwill and intangible asset impairment, pension curtailment, acquisition claim settlement gain, transition costs, and acquisition inventory step-up. Vista Outdoor management is presenting these measures so a reader may compare gross profit, EBIT, tax rate, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Quarter ended October 1, 2017:
(in thousands)
	Gross Profit	Operating Expenses	Operating Profit	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$138,977	$266,153	$(127,176)	$(25,040)	17.9%	$(114,705)	$(2.01)
Contingent consideration	—	211	(211)	314		(525)	(0.01)
Transaction costs	—	(316)	316	118		198	—
CEO transition costs	—	(8,693)	8,693	3,076		5,617	0.10
Goodwill and intangibles impairment	—	(152,320)	152,320	23,393		128,927	2.26
As adjusted	$138,977	$105,035	$33,942	$1,861	8.7%	$19,512	$0.34

Quarter ended October 2, 2016:
(in thousands)
	Gross Profit	Operating Expenses	Operating Profit	Income Tax	Income Tax Rate	Net Income	EPS
As reported	$185,409	$80,846	$104,563	$21,196	22.4%	$73,224	$1.22
Acquisition claim settlement gain, net	—	30,027	(30,027)	143		(30,170)	(0.50)
Transaction and transition costs	—	(2,067)	2,067	779		1,288	0.02
As adjusted	$185,409	$108,806	$76,603	$22,118	33.3%	$44,342	$0.74

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended October 1, 2017 and October 2, 2016.

During the quarter ended October 1, 2017, Vista Outdoor incurred transaction costs associated with possible transactions, including advisory, legal, and accounting service fees. Given the nature of transaction costs, and differences in these amounts from one acquisition to another, we feel these costs are not indicative of operations of the company. The tax effect of the transaction costs was calculated based on a blended statutory rate of approximately 37 percent.

During the quarter ended October 1, 2017, Vista Outdoor recorded $0.8 million of the $10 million of compensation for the Camp Chef earn-out, which will be paid over the next three years, subject to continued Camp Chef leadership employment and the achievement of certain incremental growth milestones. The tax effect of the contingent consideration adjustment was calculated based on a blended statutory rate of approximately 37 percent. In addition, during the quarter ended October 1, 2017, we reduced by $1 million the liability for the earn-out related to the Bell Powersports product line as a result of changes in expectations and the likelihood of achieving future profitability milestones for the remaining periods of the earn-out. There was no tax effect of this contingent consideration adjustment. Given these contingent consideration amounts relate to the purchase price of the companies and are not normal ongoing compensation of the employees, we do not believe these costs are indicative of operations.

During the quarter ended October 1, 2017, Mr. Mark DeYoung, then CEO, retired from Vista Outdoor and Michael Callahan assumed the role of interim CEO. In addition, the company performed a search for a permanent CEO. We recorded approximately $9 million in costs related to severance, retirement benefits, and executive search fees related to the CEO transition. We believe these costs are not indicative of the ongoing operations of the company. The tax effect of the costs was calculated based on a blended statutory rate of approximately 37 percent partially offset by a tax deduction shortfall.

During the quarter ended October 1, 2017, we recognized a $152 million total impairment of goodwill and identifiable intangible assets. The company previously anticipated a return to sales growth in fiscal 2018 for the Hunting and Shooting Accessories and Sports Protection reporting units. However, during the quarter ended October 1, 2017 the company concluded that the return to growth for those reporting units would take longer than previously anticipated. As a result, we reduced the projected cash flows for these reporting units to reflect the lower expected sales volume and higher product discounting. This reduction in our internal projections for these reporting units triggered an analysis of our goodwill and tradename intangibles. Given the unusual and infrequent nature of this impairment we do not believe these costs are indicative of operations of the company. The tax effect of the goodwill and intangibles impairment charge was determined based on the fact that the goodwill impairment charge of $143 million, a portion of which was non-deductible and the remainder was deductible at a rate of approximately 37 percent for tax purposes, and the remaining intangible asset impairment of $9 million was deductible at a rate of approximately 37 percent.

During the quarter ended October 2, 2016, we finalized a settlement of claims that we brought against the previous owner of Bushnell Holdings and third-party insurance providers relating to certain disputes arising under the purchase agreement with respect to the acquisition.

During the quarter ended October 2, 2016, Vista Outdoor incurred transaction and transition costs associated with the completed transaction of Action Sports and Camp Chef as well as other possible transactions, including advisory, legal and accounting service fees, a portion of which were non-deductible for tax purposes. Transition costs for the Action Sports business include one-time costs related to the integration of the business into the company including vendor change fees, insurance-related expenses, and severance costs.

Free Cash Flow

Free cash flow is defined as cash provided by (used for) operating activities less capital expenditures and excluding transaction, transition, and acquisition claim settlement costs net of taxes incurred to date. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

(in thousands)	Six months ended October 1, 2017	Six months ended October 2, 2016	Projected year ending March 31, 2018
Cash provided by operating activities	$109,164	$10,183	$220,809–$240,809
Capital expenditures	(31,189)	(31,117)	~(65,000)
Acquisition claim settlement gain, net	—	(30,027)	—
CEO transition costs paid to date, net of tax	(1,061)	—	(1,061)
Transaction costs paid to date, net of tax	252	3,123	252
Free cash flow	$77,166	$(47,838)	$155,000–$175,000

Adjusted Earnings Per Share - Guidance Reconciliation Table

The projected adjusted earnings per share (EPS), excluding the impact of costs incurred to date for current and possible transactions, changes in value of future payments of pension curtailment, contingent consideration, transactions, goodwill and intangible asset impairment, and transition costs is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY18 Full-Year Adjusted EPS Guidance

	Low	High
EPS guidance including pension curtailment, contingent consideration revaluation, and transaction costs incurred to date	$(1.80)	$(1.70)
Pension curtailment	(0.06)	(0.06)
Goodwill and intangibles impairment	2.26	2.26
CEO transition costs	0.10	0.10
Adjusted EPS guidance	$0.50	$0.60

Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Outdoor Products and Shooting Sports, and has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality, and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Utah and has manufacturing operations and facilities in 13 U.S. States, Canada, Mexico, and Puerto Rico along with international customer service, sales, and sourcing operations in Asia, Australia, Canada, and Europe.

Forward-Looking Statements

Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor's plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words 'believe', 'expect', 'anticipate', 'intend', 'aim', 'should' and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor's actual results to differ materially from expectations described in such forward-looking statements, including the following: general economic and business conditions in the U.S. and Vista Outdoor's other markets, including conditions affecting employment levels, consumer confidence and spending, the conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; Vista Outdoor's ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor's ability to obtain acceptable third party licenses; Vista Outdoor's ability to adapt its products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; Vista Outdoor's ability to maintain and enhance brand recognition and reputation; reductions, unexpected changes in or our inability to accurately forecast demand for ammunition, firearms or accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor's sales to significant customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor's operating costs; Vista Outdoor's competitive environment; risks associated with compliance and diversification into international and commercial markets; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor's business, such as federal and state firearms and ammunition regulations; Vista Outdoor's ability to execute its long-term growth strategy, including our ability to complete and realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor's ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats; capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. Vista Outdoor undertakes no obligation to update any forward-looking statements. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor's filings with the Securities and Exchange Commission.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(preliminary and unaudited)

	Quarter ended		Six months ended
(Amounts in thousands except per share data)	October 1, 2017	October 2, 2016	October 1, 2017	October 2, 2016
Sales, net	$587,283	$684,312	$1,156,032	$1,314,581
Cost of sales	448,306	498,903	870,497	957,795
Gross profit	138,977	185,409	285,535	356,786
Operating expenses:
Research and development	7,447	8,150	15,238	15,981
Selling, general, and administrative	106,386	102,723	205,812	207,167
Acquisition claim settlement gain, net	—	(30,027)	—	(30,027)
Goodwill and intangibles impairment	152,320	—	152,320	—
Income (loss) before interest and income taxes	(127,176)	104,563	(87,835)	163,665
Interest expense, net	(12,569)	(10,143)	(24,962)	(22,106)
Income (loss) before income taxes	(139,745)	94,420	(112,797)	141,559
Income tax provision (benefit)	(25,040)	21,196	(14,744)	39,211
Net income (loss)	$(114,705)	$73,224	$(98,053)	$102,348
Earnings (loss) per common share:
Basic	$(2.01)	$1.23	$(1.72)	$1.70
Diluted	$(2.01)	$1.22	$(1.72)	$1.69
Weighted-average number of common shares outstanding:
Basic	57,099	59,710	57,041	60,055
Diluted	57,099	60,055	57,041	60,400

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	October 1, 2017	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$50,998	$45,075
Net receivables	502,610	450,715
Net inventories	508,835	562,795
Income tax receivable	15,255	25,658
Other current assets	25,333	25,604
Total current assets	1,103,031	1,109,847
Net property, plant, and equipment	270,711	272,346
Goodwill	721,121	857,631
Net intangible assets	683,737	708,530
Deferred charges and other non-current assets	31,666	28,393
Total assets	$2,810,266	$2,976,747
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$32,000	$32,000
Accounts payable	134,845	127,718
Accrued compensation	35,663	33,663
Federal excise tax	25,822	30,082
Other accrued liabilities	135,640	122,926
Total current liabilities	363,970	346,389
Long-term debt	1,012,941	1,089,252
Deferred income tax liabilities	132,664	160,765
Accrued pension and postemployment benefits	58,069	64,230
Other long-term liabilities	69,079	71,046
Total liabilities	1,636,723	1,731,682

Common stock—$.01 par value:
Authorized—500,000,000 shares
Issued and outstanding — 57,277,977 shares as of October 1, 2017 and 57,014,319 shares as of March 31, 2017	573	571
Additional paid-in capital	1,751,192	1,752,903
Accumulated deficit	(206,086)	(108,033)
Accumulated other comprehensive loss	(96,000)	(112,992)
Common stock in treasury, at cost — 6,686,462 shares held as of October 1, 2017 and 6,950,120 shares held as of March 31, 2017	(276,136)	(287,384)
Total stockholders' equity	1,173,543	1,245,065
Total liabilities and stockholders' equity	$2,810,266	$2,976,747

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Six months ended
(Amounts in thousands)	October 1, 2017	October 2, 2016
Operating Activities:
Net income (loss)	$(98,053)	$102,348
Adjustments to net income (loss) to arrive at cash provided by operating activities:
Depreciation	27,503	26,993
Amortization of intangible assets	18,253	20,393
Goodwill and intangibles impairment	152,320	—
Amortization of deferred financing costs	1,494	2,823
Deferred income taxes	(29,425)	(11)
Loss on disposal of property, plant, and equipment	83	—
Stock-based compensation	7,325	6,524
Changes in assets and liabilities, net of acquisition of businesses:
Net receivables	(49,967)	(40,122)
Net inventories	52,337	(73,717)
Accounts payable	11,950	(47,574)
Accrued compensation	(246)	(15,651)
Accrued income taxes	12,028	(4,431)
Federal excise tax	(4,335)	2,895
Pension and other postretirement benefits	(3,840)	1,155
Other assets and liabilities	11,737	28,558
Cash provided by operating activities	109,164	10,183
Investing Activities:
Capital expenditures	(31,189)	(31,117)
Acquisition of businesses, net of cash acquired	—	(458,149)
Proceeds from the disposition of property, plant, and equipment	58	66
Cash used for investing activities	(31,131)	(489,200)
Financing Activities:
Borrowings on line of credit	210,000	290,000
Payments made on line of credit	(270,000)	(130,000)
Proceeds from issuance of long-term debt	—	307,500
Payments made on long-term debt	(16,000)	(16,000)
Payments made for debt issuance costs	(1,805)	(3,660)
Purchase of treasury shares	—	(64,961)
Deferred payments for acquisitions	—	(7,136)
Proceeds from employee stock compensation plans	4,237	75
Cash (used for) provided by financing activities	(73,568)	375,818
Effect of foreign exchange rate fluctuations on cash	1,458	(218)
Increase (decrease) in cash and cash equivalents	5,923	(103,417)
Cash and cash equivalents at beginning of period	45,075	151,692
Cash and cash equivalents at end of period	$50,998	$48,275